                                                                    Exhibit 12.1

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                  For the Six Months            For the Years Ended
                                                    Ended June 30,                   December 31,
                                                -------------------------------------------------------------
                                                    2006      2005     2005     2004    2003     2002    2001
                                                -------------------------------------------------------------
                                                                            (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations       $   203   $    284  $  583   $  592  $  376   $  320  $  324
Fixed Charges                                       168        170     342      362     390      408     461
                                                ------------------------------------------------------------
Earnings                                        $   371   $    454  $  925   $  954  $  766   $  728  $  785
                                                ============================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                $   168   $    170  $  342   $  362  $  390   $  406  $  458
Interest Factor in Rentals                           --         --      --       --      --        2       3
                                                ------------------------------------------------------------
Total Fixed Charges                             $   168   $    170  $  342   $  362  $  390   $  408  $  461
                                                ============================================================

Ratio of Earnings to Fixed Charges                 2.21       2.67    2.70     2.64    1.96     1.78    1.70
                                                ============================================================

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.